As filed with the Securities and Exchange Commission on December 2, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINDSTREAM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-0792300
(State of Incorporation)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road

Little Rock, Arkansas 72212

(Address, including zip code, of

Registrant’s principal executive offices)

1999 LONG-TERM INCENTIVE PLAN OF D&E COMMUNICATIONS, INC.

CONESTOGA ENTERPRISES, INC. 1999 STOCK OPTION PLAN

(Full title of the plan)

John P. Fletcher

Executive Vice President, General Counsel and Secretary

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Tel: (501) 748-7000

Fax: (501) 748-7400

(Name, address and telephone number,

including area code, of agent for service)

With a copy to:

Daniel L. Heard

Kutak Rock LLP

124 West Capitol Avenue

Suite 2000

Little Rock, Arkansas 72201

Tel: (501) 975-3000

Fax: (501) 975-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.0001 par value:	236,702	$10.28	$2,433,296.56	$135.78

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 236,702 shares (the “Shares”) of the common stock, $0.0001 par value, of Windstream Corporation, a Delaware corporation (the “Registrant”). The Shares represent the aggregate number of shares subject to outstanding awards available for issuance pursuant to the 1999 Long-Term Incentive Plan of D&E Communications, Inc. (the “LTIP”) and the Conestoga Enterprises, Inc. 1999 Stock Option Plan (the “SOP” and together with the LTIP, the “Plans”), assumed by the Registrant in connection with the acquisition of D&E Communications, Inc., a Pennsylvania corporation (“D&E”) pursuant to an Agreement and Plan of Merger dated as of May 10, 2009 (the “Merger Agreement”). The Shares consist of outstanding options to purchase approximately 211,787 shares under the LTIP and approximately 24,915 shares under the SOP. The number of Shares subject to outstanding awards or available for issuance under the Plans as of the closing of the transactions contemplated by the Merger Agreement and registered hereunder and the applicable exercise price have been calculated pursuant to the exchange ratio set forth in the Merger Agreement.
(2)	Estimated solely for purposes of determining the registration fee computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the weighted average exercise price per share of outstanding options to purchase 236,702 shares of the common stock of the Registrant.
(3)	Pursuant to Rule 416 under the Securities Act, this Registration Statement covers, in addition to the number of Shares stated above, such additional shares to be offered or issued to prevent dilution as a result of future stock dividends or stock splits. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the LTIP and the SOP.

EXPLANATORY NOTE

On May 10, 2009, the Registrant, Delta Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), and D&E entered into the Merger Agreement, pursuant to which, among other things, D&E would be merged with and into Merger Sub (the “Merger”). On November 10, 2009, upon the consummation of the Merger, the separate corporate existence of D&E ceased. In connection with the Merger, certain options to acquire D&E common stock granted under the LTIP and the SOP outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by the Registrant and converted on November 10, 2009 at the Effective Time into options to purchase shares of common stock, $0.0001 par value, of the Registrant (the “Registrant Common Stock”). This Registration Statement on Form S-8 registers the aggregate number of shares of Registrant Common Stock that may be issued pursuant to such assumed options.

PART I

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the explanatory note to this Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated herein by reference as of their respective dates of filing with the Securities and Exchange Commission (the “SEC”):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

(c) The Registrant’s Current Reports on Form 8-K filed on February 6, 2009, May 11, 2009, August 6, 2009, August 14, 2009, September 29, 2009, September 30, 2009, October 14, 2009, October 22, 2009, November 3, 2009, November 24, 2009 and December 1, 2009.

(d) The description of the Registrant’s Common Stock, par value $0.0001 per share, included in the Registrant’s S-4 Registration Statement on Form S-4 (Reg. No. 333-132073) filed with the SEC on February 28, 2006, as amended by Amendment No. 1 to Form S-4 filed April 12, 2006, Amendment No. 2 to Form S-4 filed May 2, 2006, Amendment No. 3 to Form S-4 filed May 23, 2006, Amendment No. 4 to Form S-4 filed May 26, 2006, and by the Registrant’s prospectus filed on May 26, 2006 pursuant to Rule 424(b)(3) under the Securities Act, and Current Reports on Form 8-K filed on February 9, 2007 and February 6, 2009.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize further elimination or limiting of directors’ personal liability, then the Amended and Restated Certificate provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the Delaware General Corporation Law.

As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation and its Bylaws provide that (a) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (b) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (c) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain conditions and (d) the rights conferred by the Amended and Restated Certificate of Incorporation and Bylaws are not exclusive.

The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

(a) for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

(b) for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation;

(c) for knowing violations of the law;

(d) for any transaction from which the directors derived an improper personal benefit; and

(e) for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

The Registrant maintains a director and officer insurance policy which insures the directors and officers of the Registrant against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits following signature pages.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the SEC or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on this 2 nd day of December, 2009.

WINDSTREAM CORPORATION

By	/S/ JEFFERY R. GARDNER
Jeffery R. Gardner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Title	Date

/S/ JEFFERY R. GARDNER	President and Chief Executive Officer; Director	December 2, 2009
Jeffery R. Gardner	(Principal Executive Officer)

/S/ ANTHONY W. THOMAS	Executive Vice President and Chief Financial Officer	December 2, 2009
Anthony W. Thomas	(Principal Financial Officer)

/S/ JOHN C. EICHLER	Corporate Controller	December 2, 2009
John C. Eichler	(Principal Accounting Officer)

*	Director	December 2, 2009
Samuel E. Beall, III

*	Director	December 2, 2009
Dennis E. Foster

*	Director	December 2, 2009
Francis X. Frantz

*	Director	December 2, 2009
Jeffrey T. Hinson

*	Director	December 2, 2009
Judy K. Jones

*	Director	December 2, 2009
William A. Montgomery

*	Director	December 2, 2009
Frank E. Reed

*	Director	December 2, 2009
Carol B. Armitage

*	The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

/S/ JOHN P. FLETCHER
John P. Fletcher
Attorney-in-Fact

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement:

(5)	OPINION RE LEGALITY

*5.1	Opinion of Kutak Rock LLP.

(23)	CONSENTS OF EXPERTS AND COUNSEL

*23.1	Consent of PricewaterhouseCoopers LLP, independent registered public account firm.

*23.2	Consent of Kutak Rock LLP (contained in their opinion filed as Exhibit 5.1).

(24)	POWERS OF ATTORNEY

*24.1	Powers of Attorney of each person whose signature on this Registration Statement was signed by another pursuant to a power of attorney.

(99)	ADDITIONAL EXHIBITS

99.1	1999 Long-Term Incentive Plan of D&E Communications, Inc. (incorporated by reference to Exhibit 4.1 to D&E Communication, Inc.’s Registration Statement on Form S-8 (File No. 333-79445))

99.2	Conestoga Enterprises, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 99.1 to D&E Communication, Inc.’s Registration Statement on Form S-8 (File No. 333-76488))

*	Filed Herewith